Exhibit 10.8

AMENDED AND RESTATED SUBORDINATED PROMISSORY NOTE

Dated November 11, 2021

Principal Amount $525,967.36

FOR VALUE, Generation Hemp, Inc., a Delaware corporation (“Borrower”), whose mailing address is P.O. Box 540308, Dallas, Texas 75354, promises and agrees to pay to the order of Gary C. Evans, a Texas resident (“Lender”), whose address is 8533 Midway Road, Dallas, Texas 75209, or at such other location as the holder of this Amended and Restated Subordinated Promissory Note (the “Note”), originally issued on November 20, 2020 (the “Original Note”), may designate by written notice to Borrower, the sum of five hundred twenty-five thousand nine hundred sixty-seven dollars and thirty-six cents ($525,967.36) in the lawful currency of the United States with interest at a rate of 10 % per annum, but in no event higher than the Highest Lawful Rate (as hereinafter defined). This Note amends and restates the Original Note and all amendments, allonges and modifications thereto, in its collective entirety.

“Highest Lawful Rate” means the maximum nonusurious rate of interest permitted by applicable federal or Texas law from time to time.

Interest on this Note shall be computed for the actual number of days elapsed and on the basis of a year consisting of 365 days, and a month consisting of 30 days, unless the Highest Lawful Rate would thereby be exceeded, in which event, to the extent necessary to avoid exceeding the Highest Lawful Rate, interest shall be computed on the basis of the actual number of days elapsed in the applicable calendar year in which accrued. It is understood that interest will begin to accrue on the date of each principal amount advanced as outlined on Exhibit “A.”

The principal amount of this Note and all accrued, unpaid interest thereon is due and payable in full on the 31st day of December, 2021 (the “Payment Date”). This Note may be prepaid in whole or in part at any time prior to the payment date stated in the preceding sentence without penalty as to principal, and any partial payments shall be applied to the principal due on this Note in inverse order of maturity with interest being adjusted accordingly.

If one of the following events occurs, Maker shall be in default (“Default”) and this Note shall, at Lender’s option, become immediately due and payable without demand or notice:

(i) the failure of Borrower to pay the principal and any accrued interest in full on or before the Payment Date;

(ii) the filing of bankruptcy proceedings involving the Borrower as a debtor;

(iii) the making of a general assignment for the benefit of the Borrower’s creditors; or the uncured breach by Borrower under any of the security documents executed in conformity with this Note, which remains uncured following any applicable cure period.

If any payment date falls on a Saturday, Sunday, or a federal holiday, then payment will be due on the next business day and such extension of time shall in such case be included in the computation or payment of interest hereunder. All past due principal and interest on this Note shall bear interest at the Highest Lawful Rate.

To the extent that waiver of notice is permitted by applicable law, the Borrower and any and all co-makers, endorsers, guarantors, and sureties jointly and severally waive notice (including, but not limited to, notice of intent to accelerate and notice of acceleration), demand, presentment for payment, protest and the filing of suit for the purpose of fixing liability and consent that the time of payment hereof may be extended and re-extended from time to time without notice to them or any of them, and each agree that his, her, or its liability on or with respect to this Note shall not be affected by any release of or change in any security at any time existing or by any failure to perfect or to maintain perfection of any lien on or security interest in any such security.

This Note has been executed and delivered in Dallas, Dallas County, Texas, and shall be governed by and construed in accordance with the laws of the State of Texas and the United States of America from time to time in effect without regard to the choice of law provisions thereof, and shall be enforceable in Dallas County, Texas.

Regardless of any provision contained in this Note, the Payee shall never be deemed to have contracted for or be entitled to receive, collect or apply as interest on the Note, any amount in excess of the maximum rate of interest permitted to be charged by applicable law and, in the event Payee ever receives, collects or applies as interest any such excess, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of this Note; and, if the principal balance of this Note is paid in full, any remaining excess shall forthwith be paid to Maker. In determining whether or not the interest paid or payable under any specific contingency exceeds the highest lawful rate, Maker and Payee shall, to the maximum extent permitted under applicable law, (i) exclude voluntary prepayments and the effect thereof, and (ii) spread the total amount of interest throughout the entire contemplated term of this Note so that the interest rate is uniform throughout such term.

This Promissory Note is intended to be an obligation of Borrower and, by the execution of this Promissory Note, Borrower agrees that Borrower shall not be entitled to sell, transfer, assign, or convey in any manner whatsoever, this Promissory Note and Borrower shall remain obligated under this Promissory Note until the obligation set forth herein is paid in full.

If this Note is placed in the hands of any attorney for collection, or if it is collected through any legal proceedings at law or in equity or in bankruptcy, receivership or other court proceedings, Maker joint and severally agrees to pay all costs of collection, including, but not limited court costs and reasonable attorney’s fees.

IN WITNESS WHEREOF, the undersigned Borrower has duly executed this Note effective as of the date first written above.

By:	/s/ Chad Burkhardt
Name:	Chad Burkhardt
Title:	Vice President and General Counsel